Exhibit 5.1

December 8, 2009

ZIOPHARM Oncology, Inc.
1180 Avenue of the Americas, 19th Floor
New York, NY 10036

RE:	ZIOPHARM Oncology, Inc. Prospectus Supplement to Registration Statements on Form S-3 (File Nos. 333-161453 and 333-163517)

Ladies and Gentlemen:

We have acted as counsel to ZIOPHARM Oncology, Inc., a Delaware corporation (the “Company”), in connection with the proposed public offering (the “Offering”) by the Company of (i) 15,484,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”); (ii) warrants to purchase 7,742,000 shares of Common Stock (the “Investor Warrants”) to investors in the Offering; (iii) warrants to purchase up to 464,520 shares of Common Stock (the “Underwriter Warrants”) to be issued to the underwriters of the Offering (the “Underwriters”); and (iv) up to 8,206,520 shares of Common Stock that may be issued upon exercise of the Investor Warrants and the Underwriter Warrants (the “Warrant Shares”). All such offers and sales are being made pursuant to (a) the registration statement on Form S-3 (File No. 333-161453) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) and the abbreviated registration statement (File No. 333-163517) filed with Commission pursuant to Rule 462(b) under the Act (collectively, the “Registration Statement”); (b) the prospectus of the Company dated September 21, 2009 (the “Base Prospectus”) as filed with the Commission; and (c) the prospectus supplements of the Company, dated December 4, 2009 and December 7, 2009, as filed with the Commission (collectively, the “Prospectus Supplement”).

In rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; and (iv) each natural person signing any document reviewed by us had the legal capacity to do so.  As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

We have examined and relied upon the Registration Statement, including the exhibits thereto, the Base Prospectus, the Prospectus Supplement, the Underwriting Agreement between the Company and the Underwriters, the form of Investor Warrant, the form of Underwriter Warrant, the Articles of Incorporation and Bylaws of the Company, each as amended to date, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for purposes of rendering the opinions set forth herein. We have also relied as to certain matters on information obtained from public officials and officers of the Company.

Based upon such examination and subject to the further provisions hereof, we are of the opinion that:

1.	The Shares, when issued in the manner and for the consideration contemplated by the Prospectus Supplement and the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

2.
The Investor Warrants, when paid for and issued in the manner and for the consideration contemplated by the Prospectus Supplement and the Underwriting Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms subject to bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, arrangement, moratorium and other similar laws related to or affecting creditors’ rights and to general equity principles.

3.
The Underwriter Warrants, when paid for and issued in the manner and for the consideration contemplated by the Prospectus Supplement and Underwriting Agreement will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms subject to bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, arrangement, moratorium and other similar laws related to or affecting creditors’ rights and to general equity principles.

4.
The Warrant Shares, when issued upon payment of the exercise price therefor in accordance with the Underwriting Agreement, the Investor Warrants, the Underwriter Warrants and the Prospectus Supplement, will be validly issued, fully paid and nonassessable.

It is understood that this opinion is to be used only in connection with the Offering.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to update this opinion or otherwise advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

The opinions expressed herein are limited to the laws of the State of Minnesota, the State of Delaware and the federal securities laws of the United States.

We hereby consent to the filing of this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the Offering and to the use of our name as the Company’s counsel under “Legal Matters” in the Base Prospectus and Prospectus Supplement, and in any amendment or supplement thereto. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Base Prospectus or Prospectus Supplement, including this opinion as an exhibit or otherwise.

Very truly yours,
/s/ Maslon Edelman Borman & Brand, LLP